EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated April 4, 2011, except for Note 8, for which the date is September 20, 2011, relating to the financial statements of Hanover Portfolio Acquisitions, Inc. (formerly known as Hanover Asset Management, Inc.), and to the reference to our Firm under the caption “Experts” in the Prospectus.  Our report relating to the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

Encino, California

November 14, 2011